UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 28, 2009

APOLLO GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	1-31593	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5655 South Yosemite Street, Suite 200 Greenwood Village, Colorado	80111-3220
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (720) 886-9656

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 28, 2009, Apollo Gold Corporation (the “Company”) entered into an agreement with RMB Australia Holdings Limited (“RMB”), Macquarie Bank Limited (“Macquarie” and, together with RMB, the “Financiers”) and RMB Resources Inc., pursuant to which the Financiers agreed, subject to the condition that the Company provide a new resource model and life of mine plan to the Financiers prior to November 15, 2009, to defer (i) the first scheduled repayment of $9,300,000 due on September 30, 2009 (the “Deferred Payment”) under the $70,000,000 project finance facility between the Company and the Financiers entered into on February 20, 2009 (the “Project Facility”) and (ii) the requirement to fund the debt service reserve account also due on September 30, 2009 (the “Deferred Funding Obligation”), which, in accordance with the terms of the Project Facility, requires a reserve amount equal to, at all times after initial funding, the greater of $5,000,000 or the aggregate repayment amount due on the next repayment date.

In addition, as part of the deferral, the Financiers agreed to conduct a technical review of the Black Fox project and extend the date by which the project completion test under the Project Facility must be satisfied to March 31, 2010.  The project completion test was originally required to be successfully completed by October 31, 2009 and requires the Company to demonstrate to RMB Resources Inc., acting on behalf of the Financiers, that the Black Fox mine satisfies certain general and operational criteria during a predetermined test period.

As a result of the deferral, the Deferred Payment and the Deferred Funding Obligation now must be satisfied on the earlier to occur of (i) the completion of the Financiers’ technical review process of the Black Fox mine and (ii) December 31, 2009.

The foregoing description is qualified in its entirety by reference to the Agreement attached to this Current Report on Form 8-K as Exhibit 10.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

     (d)     Exhibits

10.1	Agreement dated September 28, 2009 between Apollo Gold Corporation, RMB Australia Holdings Limited and Macquarie Bank Limited and RMB Resources Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 30, 2009

APOLLO GOLD CORPORATION

By:	/s/ Melvyn Williams
Melvyn Williams
Chief Financial Officer and Senior Vice President – Finance and Corporate Development